Exhibit 99.1

Avalon Holdings Corporation
One American Way ● Warren, OH 44484-5555 ● Phone: (330) 856-8800

FOR IMMEDIATE RELEASE

AVALON HOLDINGS CORPORATION ACQUIRES THE MAGNUSON GRAND HOTEL, FORMERLY THE AVALON INN

WARREN, Ohio (August 1, 2014) – Avalon Holdings Corporation (NYSE Amex:AWX). Ronald E. Klingle, Chairman and CEO of Avalon Holdings Corporation (Avalon) announced today that a wholly owned subsidiary of Avalon has completed the purchase of all of the assets of The Magnuson Grand Hotel in Howland, Ohio. The Magnuson Grand was formally known as the Avalon Inn. This transaction also included the purchase of the adjoining tennis center.

In the near future the hotel will be renamed The Avalon Resort and Spa.

A multi-million dollar renovation and expansion to the existing facility is being designed by Phillips/Sekanick Architects and will include a complete renovation of the existing facility, a new indoor junior Olympic sized swimming pool and a new outdoor resort style pool and hot tub, a 12,000 square foot addition which will provide for new restaurants, bars, a full service spa and salon, extensive conference facilities and a complete fitness center. The improvements are expected to be completed within the next 12 months.

Avalon will also integrate these new resort facilities in with The Avalon Golf and Country Club operations. Avalon’s 4000 club members will have complete access to the resort’s facilities as part of their existing club membership plan, while guests staying at the hotel will in turn have access to the facilities located at each of the club’s three locations. A limousine shuttle will transport club members and hotel guest between the four locations on a continuous basis.

Once completed, Avalon believes that the combination of the resort/spa and country club operations will create a resort complex and country club experience unparalleled in the United States.

The resort will be marketed as an all-season facility that will include: a 144 room hotel; 3 championship golf courses with one of the finest indoor golf simulation and teaching facilities in the United States; 4 outdoor Har-Tru clay tennis courts and 7 indoor US Open Deco-turf playing surface tennis courts and a racket ball court; 3 resort style swimming pools with cabanas and an indoor junior Olympic sized pool; 2 full service salon and spas; 2 complete fitness centers along with outdoor jogging and cycling at the Buhl Park facility; 4 major banquet rooms along with state of the art conference centers and numerous meeting and hospitality rooms; 9 restaurants; 3 wine cellars with one of the most extensive wine list anywhere; cigar shops; and regular live entertainment.

With the lodging and the indoor/outdoor: golf; tennis; swimming; dining and fitness facilities, The Avalon Resort and Spa will become the year round favorite resort destination and conference center for people and businesses located in the northeast and mid-western states.

Avalon Holdings Corporation provides waste management services to industrial, commercial, municipal and governmental customers in selected northeastern and midwestern U.S. markets. Avalon Holdings Corporation also owns the Avalon Golf and Country Club, which operates golf courses and related facilities.

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